Exhibit 99.1
     The following chart shows the estimated range of financial impact of the expansion project at TexSAn Heart Hospital to MedCath’s consolidated financial results for the fiscal years ending 2009-2011:

($’s in millions)	FY 2009		FY 2010		FY 2011
Net revenue	$13.0	$15.0	$20.0	$23.0	$27.0	$30.0
Adjusted EBITDA	$4.3	$5.0	$7.0	$8.0	$10.0	$11.0
Income for continuing operations	$1.6	$1.8	$2.6	$3.0	$3.8	$4.2

Use of Non-GAAP Financial Measures
     The above information contains measures of MedCath’s performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss (gain) on disposal of property, equipment and other assets; loss on early extinguishment of debt; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries.